Exhibit 99.1

Orange 21 Inc. Enters Into Stock Purchase Agreement with Harlingwood (Alpha), LLC

CARLSBAD, Calif.—(MARKET WIRE)—March 4, 2011—Orange 21 Inc. (ORNG.OB) (the “Company”) announced today that on February 28, 2011, it entered into a stock purchase agreement (the “SPA”) and registration rights agreement (the “Registration Rights Agreement”) with Harlingwood (Alpha), LLC (the “Investor”).

Pursuant to the SPA, the Company sold and issued to the Investor 712,121 shares of the Company’s common stock in exchange for $1,174,999, or $1.65 per share. The Investor is entitled to designate a director nominee in the slate of directors proposed by the Company for any future annual meeting of the Company’s stockholders provided that (1) the Investor continues to meet certain conditions described in the SPA and (2) the designee has been approved by the Nominating Committee of the Company’s Board of Directors and the Company’s Board of Directors.

The Registration Rights Agreement provides the Investor with piggy-back registration rights pursuant to which the Company is required to provide notice to the Investor of certain proposed public offerings of the Company’s common stock and, if the Investor so requests, register the shares of common stock issued to the Investor pursuant to the SPA for resale by the Investor, subject to certain conditions and limitations described in the Registration Rights Agreement.

A. Stone Douglass, the Company’s CEO, commented, “We are thankful for the interest and support of Harlingwood (Alpha), LLC. We believe that this investment will allow us to continue to build our new brands O’Neill™, Margaritaville™ and Melodies by MJB™, as well as grow our well established Spy™ brand.”

About Harlingwood (Alpha), LLC

Harlingwood (Alpha), LLC is an affiliate of Harlingwood Equity Partners, a private investment management firm focused on investing in public companies that can benefit from their extensive background in private equity, public equity, strategy consulting and operations. They specialize in supporting management teams and boards of directors in industries where their comprehensive analysis indicates an opportunity to help these companies achieve their full potential.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sports, motorsports, snowsports and lifestyle markets under the brands Spy Optic™, O’Neill™, Margaritaville™ and Melodies by MJB™.

Safe Harbor Statement

This press release contains forward-looking statements relating to the Company’s ability to continue to build its brands. These statements are subject to risks and uncertainties. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: the general conditions of the domestic and global economy; failure to appropriately use the funds received under the SPA to build and grow the Company’s brands; failure to successfully benefit from market and business opportunities; the continued support by our current and potential new investors; our ability to continue to develop, produce and introduce innovative new products in a timely manner; and other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although, we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. Moreover, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

Orange 21 Inc.

A. Stone Douglass, Chief Executive Officer

Phone: 760-804-8420

Fax: 760-804-8442

www.orangetwentyone.com